SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
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                                 SCHEDULE 13G

           INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 2)*

                            Inference Corporation
----------------------------------------------------------------------
                              (Name of Issuer)

                               Common Stock
----------------------------------------------------------------------
                         (Title of Class Securities)

                                45662K109
                      ---------------------------
                              (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 45662K109

                                13G            PAGE  2   OF  12  PAGES
                                                   ------   ------



1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Merrill Lynch & Co., Inc.
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
            Not Applicable                                       (b) / /
3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware



     NUMBER OF       5     SOLE VOTING POWER
       SHARES                   0
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                  0 of common stock
       EACH          7     SOLE DISPOSITIVE POWER
     REPORTING                  0
      PERSON         8     SHARED DISPOSITIVE POWER
       WITH                     0 shares of common stock



9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0 shares of common stock
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/ /
            Not Applicable
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
12     TYPE OF REPORTING PERSON*
            HC, CO


                   *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 45662K109

                            13G                   PAGE  3   OF  12  PAGES
                                                      ------   ------

1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Merrill Lynch Group, Inc.
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
            Not Applicable                                         (b) / /
3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


     NUMBER OF       5     SOLE VOTING POWER
       SHARES                   0
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                  0 shares of common stock
       EACH          7     SOLE DISPOSITIVE POWER
     REPORTING                  0
      PERSON         8     SHARED DISPOSITIVE POWER
       WITH                     0 shares of common stock


9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0 shares of common stock
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/ /
            Not Applicable
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
12     TYPE OF REPORTING PERSON*
            HC, CO


                   *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 45662K109

                             13G                PAGE  4   OF  12  PAGES
                                                    ------   ------


1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            ML Leasing Equipment Corp.
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
            Not Applicable                                         (b) / /
3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware



     NUMBER OF       5     SOLE VOTING POWER
       SHARES                   0
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                  0 shares of common stock
       EACH          7     SOLE DISPOSITIVE POWER
     REPORTING                  0
      PERSON         8     SHARED DISPOSITIVE POWER
       WITH                     0 shares of common stock



9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0 shares of common stock
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/ /
            Not Applicable
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
12     TYPE OF REPORTING PERSON*
            HC, CO



                   *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 45662K109

                               13G              PAGE  5   OF  12  PAGES
                                                    ------   ------


1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Merrill Lynch Venture Capital Inc.
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
            Not Applicable                                         (b) / /
3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware


     NUMBER OF       5     SOLE VOTING POWER
       SHARES                   0
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                  0 shares of common stock
       EACH          7     SOLE DISPOSITIVE POWER
     REPORTING                  0
      PERSON         8     SHARED DISPOSITIVE POWER
       WITH                     0 shares of common stock



9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            0 shares of common stock
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*/ /
            Not Applicable
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
12     TYPE OF REPORTING PERSON*
            HC, IA, CO



                   *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.
  (a)     Name of Issuer
          --------------
     Inference Corporation (the "Company")
  (b)     Address of Issuer's Principal Executive Offices
          -----------------------------------------------
     100 Rowland Way, Novato, California  94945

ITEM 2.
  (a)     Name of Persons Filing
          ----------------------
     Merrill Lynch & Co., Inc. ("ML & Co.")
     Merrill Lynch Group, Inc. ("ML Group")
     ML Leasing Equipment Corp. ("ML Leasing")
     Merrill Lynch Venture Capital Inc. ("MLVC")
  (b)     Address of Principal Business Office or, if none, Residence
          -----------------------------------------------------------
     ML&Co., ML Group, ML Leasing, and MLVC
     World Financial Center - North Tower
     250 Vesey Street, 25th Floor
     New York, New York 10281-1325
  (c)     Citizenship
          -----------
     See Item 4 of Cover Pages
  (d)     Title of Class of Securities
          ----------------------------
     Common Stock
  (e)     CUSIP Number
          ------------
     45662K109

ITEM 3.
     ML & Co., ML Group, ML Leasing and MLVC are parent holding companies in accordance with Section240.13d-1(b)(1)(ii)(G). MLVC is an investment adviser registered under Section203 of the Investment Advisers Act of 1940, as amended.

ITEM 4. OWNERSHIP
  (a)     Amount Beneficially Owned
          -------------------------
     See Item 9 of Cover Pages. Pursuant to Section240.13d-4, ML & Co., ML Group, ML Leasing, and MLVC (the "Reporting Persons") disclaim beneficial ownership of the securities of the Company referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of
     Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company covered by this statement.
  (b)     Percent of Class
          ----------------
     See Item 11 of Cover Pages.

  (c)     Number of shares as to which such person has
          --------------------------------------------
       (i) sole power to vote or to direct the vote
          See Item 5 of Cover Pages.
      (ii) shared power to vote or to direct the vote
          See Item 6 of Cover Pages.
     (iii) sole power to dispose or to direct the disposition of See Item 7 of Cover Pages.
      (iv) shared power to dispose or to direct the disposition of:
          See Item 8 of Cover Pages.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (x).


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION  AND   CLASSIFICATION  OF  THE  SUBSIDIARY   WHICH
          ACQUIRED THE  SECURITY BEING  REPORTED ON  BY THE  PARENT HOLDING
          COMPANY
     See Exhibit A Pursuant to Item 7 attached hereto.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
     Not Applicable.

ITEM 10. CERTIFICATION
     Not Applicable.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 12, 1997

                    MERRILL LYNCH & CO., INC.


                    By:  /s/ Marcia L. Tu
                       --------------------------------------
                                    Signature


                                Marcia L. Tu/Attorney-in-Fact/*/
                        -----------------------------------------------
                                   Name/Title


                    MERRILL LYNCH GROUP, INC.


                    By:  /s/ Marcia L. Tu
                       --------------------------------------
                                    Signature


                                Marcia L. Tu/Attorney-in-Fact/**/
                       -------------------------------------------------
                                   Name/Title


                    ML LEASING EQUIPMENT CORP.


                    By: /s/ James Rossi
                       ------------------------------------------------
                                    Signature


                                 James Rossi/Attorney-in-Fact/***///
                       -------------------------------------------------
                                   Name/Title



                    MERRILL LYNCH VENTURE CAPITAL INC.



                         By: /s/ Robert F. Aufenanger
                            --------------------------------------------
                                   Signature





                           Robert F. Aufenanger/Executive Vice President
                    -------------------------------------------------------
                                 Name/Title

     -----------------------------
     /*/ Signed pursuant to a power of attorney included as Exhibit B to this Schedule 13G.
     /**/ Signed pursuant to a power of attorney included as Exhibit C to this Schedule 13G.
     /***/   Signed pursuant to a power of  attorney included as  Exhibit
D to this Schedule 13G.

                       Exhibit A Pursuant to Item 7
                       ----------------------------


     Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), ML Leasing Equipment Corp. ("ML Leasing") and Merrill Lynch Venture Capital Inc. ("MLVC") are filing this Schedule as parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934. The relevant subsidiaries of ML&Co. are ML Group, ML Leasing and MLVC. The relevant subsidiaries of ML Group are ML Leasing and MLVC. The relevant subsidiary of ML Leasing is MLVC.

     ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of 0% of the common stock of Inference Corporation (the "Company") by virtue of its control of its wholly-owned subsidiary ML Leasing.

     ML Leasing, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 0% of the common stock of the Company by virtue of its control of its wholly-owned subsidiary MLVC.

     MLVC, a wholly-owned direct subsidiary of ML Leasing, may be deemed to be the beneficial owner of 0% of the common stock of the Company by virtue of its being the general partner of each of Merrill Lynch Venture Capital Co., L.P. ("MLVC Co.") and MLVPII Co., L.P. ("MLVPII Co."), which are the Managing General Partners of ML Venture Partners I, L.P. and ML Venture Partners II, L.P., respectively (the "Partnerships"). The Partnerships, which are each registered under the Investment Company Act of 1940 as a business development company, as of December 31, 1996 no longer held any shares of the common stock of the Company. MLVC also acts as an investment adviser with respect to each of the Partnerships. MLVC, MLVC Co. and MLVPII Co. are each investment advisers registered under Section 203 of the Investment Advisers Act of 1940. The Item 3 classification of MLVC Co. and MLVPII Co. is (e).



                                                                  Exhibit B
                                                                  ---------

                             POWER OF ATTORNEY
      TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16


            OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                 AND RULES THEREUNDER, BY AND ON BEHALF OF

                         MERRILL LYNCH & CO., INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

     (1) prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 13 or 16 of the Exchange Act.





     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.



                                   MERRILL LYNCH & CO., INC.



                                   By:  /s/ Barry S. Friedberg
                                        --------------------------------
                                        Barry S. Friedberg
                                        Executive Vice President

                                                                  Exhibit C
                                                                  ---------



                             POWER OF ATTORNEY
      TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
            OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                 AND RULES THEREUNDER, BY AND ON BEHALF OF


                         MERRILL LYNCH GROUP, INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December 1994.


                                   MERRILL LYNCH GROUP, INC.



                                   By:/s/ Rosemary T. Berkery
                                      ---------------------------

                                                                Exhibit D
                                                                ---------

                             POWER OF ATTORNEY
      TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
            OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                 AND RULES THEREUNDER, BY AND ON BEHALF OF

                        ML LEASING EQUIPMENT CORP.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints JAMES ROSSI its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML Leasing Equipment Corp.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.



     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of January 1997.


                                   ML LEASING EQUIPMENT CORP.



                                   By: /s/ Robert L. Marcotte
                                       -------------------------
                                        Senior Vice President